UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: May 10, 2011
(Date of Earliest Event Reported)

HARMONIC INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25826	77-0201147

(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification No.)
4300 North First Street
San Jose, CA 95134
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of May 10, 2011, Harmonic Inc. (the “Company”) entered into a Change of Control Severance Agreement with Mark Carrington, Senior Vice President, Worldwide Sales (the “Agreement”). The Agreement provides for certain compensation, benefits and accelerated vesting rights for Mr. Carrington in the event that his employment is terminated in connection with a Change of Control (as defined in the Agreement) of the Company.
The Agreement provides that, if Mr. Carrington’s employment with the Company is terminated as a result of an Involuntary Termination (as defined in the Agreement) other than for Cause (as defined in the Agreement) at any time within eighteen (18) months following a Change of Control, then he will be entitled to receive, among other things:
•	A cash payment in an amount equal to one hundred percent (100%) of his base salary for the twelve (12) months preceding the Change of Control;

•	A cash payment in an amount equal to either (i) fifty percent (50%) of his then established annual target bonus, or (ii) the average of the actual bonuses paid to him in each of the two prior years, whichever is greater;

•	Continued Company-paid health, dental and life insurance coverage for up to one (1) year from the date of the Change of Control; and

•	Accelerated vesting of one hundred percent (100%) of the unvested portion of any outstanding stock option, restricted stock or other equity compensation award, and the right to exercise each such award for a period of one (1) year after such termination.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description
10.1	Change of Control Severance Agreement by and between Harmonic Inc. and Mark Carrington, effective May 10, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONIC INC.

Date:	May 16, 2011

By:	/s/ Carolyn V. Aver Carolyn V. Aver
Chief Financial Officer

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